Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES

AN 82.8% INCREASE IN ASSETS AND A 129.8% INCREASE IN DEPOSITS

FOR THE YEAR ENDED DECEMBER 31, 2001

                Los Angeles, California, March 18, 2002 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported net income of $144,000 for the quarter ended December 31, 2001, or $0.09 basic earnings per share (“EPS”), while diluted EPS, when considering the Company’s convertible preferred stock, warrants and options, is $0.04, as compared to net income of $775,000 or $0.50 basic EPS and $0.24 diluted EPS for the quarter ended December 31, 2000.

                The Company completed its acquisition of South Bay on December 14, 2001.  The acquisition was accounted for as a purchase, and thus the results of operations for fiscal 2001 reflect South Bay’s operations only after December 14.  The consolidated balance sheet of the Company at December 31, 2001 reflects the assets and liabilities of South Bay, marked to their fair values, and goodwill of $5.6 million recorded in connection with the acquisition.

                Net income for the year ended December 31, 2001 was $1.2 million or $0.72 basic EPS, while diluted EPS was $0.28, as compared to core earnings of $2.4 million (excluding a $576,000 reverse provision for loan and lease losses (“Reverse Provision”) as a result of a large loan recovery recorded during the second quarter of 2000) or $2.23 basic EPS, while diluted EPS was $0.87 for the year ended December 31, 2000.  Including the Reverse Provision, net income for the year ended December 31, 2000 was $2.9 million or $2.77 basic EPS, while diluted EPS was $1.08.

                Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, “As a result of the acquisition of South Bay and internal growth,

total assets have grown 82.8% to $374.4 million at December 31, 2001 as compared to $204.8 million at December 31, 2000, total loans increased 137.6% to $262.0 million and total deposits increased 129.8% to $309.1 million.  The decline in earnings for 2001 is primarily related to three issues, one, the Federal Reserve’s 425 basis point reduction in market interest rates in eleven steps during the year; two, a special provision for loan losses of $450,000 during the third quarter of 2001; and three, the carrying cost of the trust preferred securities issued by the Company in July of 2001 in anticipation of its acquisition of South Bay.”

                Mr. Montgomery continued, “The acquisition of South Bay, with locations in Torrance and El Segundo and Mercantile’s two locations in Century City and Encino, will provide our clients the added convenience of four banking centers in strategically located key markets in the Los Angeles metropolitan area.

                “We are very pleased to announce that in November 2001 Hank McCaffey, with 25 years of lending experience, joined the Company and Mercantile as Executive Vice President and Chief Credit Officer.  In December 2001, Robert Bartlett, with over 30 years of lending experience, joined South Bay as Executive Vice President and Chief Credit Officer.

                “We look forward to the challenges and opportunities that lie ahead for the National Mercantile Bancorp family and pause to remember all of the people, families and friends who were affected by the tragic events of September 11, 2001.  We appreciate our shareholders’ continued support and anticipate that our family of experienced bankers, now over 100 strong, will produce results that will enable the Company to be among the top performers in our industry.”

Shareholders’ Equity

                Shareholders’ equity increased 23.1% to $25.5 million at December 31, 2001 as compared to $20.7 million at December 31, 2000.  The growth in shareholders’ equity includes the net income for the year ended December 31, 2001, plus a private placement of $1.0 million Series B Preferred Stock in December 2001 issued to provide a portion of the funding for the acquisition of South Bay, as well as $1.8 million related to beneficial conversion features in the Company’s common stock attached to South Bay’s preferred stock.  The Company’s Tier I regulatory capital decreased in the fourth quarter to $19.6 million from $29.9 million at September 30, 2001.  The primary reason for the decline is the intangible and other assets from the South Bay acquisition that are disallowed for regulatory capital purposes

                The Company continues to benefit from the NOL, which was $16.9 million of carryforward benefit for Federal income tax purposes and $273,000 of carryforward benefit for State income tax purposes at December 31, 2001.  The Company’s Federal NOL is available through 2009 and then begins to expire, while the State tax carryforward continues to expire, but remains available through 2002.  As a result, the provision for income taxes, representing alternative minimum tax, was only $92,000 for the year ended December 31, 2001.

Assets and Liabilities

                Total assets increased 82.8% to $374.4 million at December 31, 2001 as compared to $204.8 million at December 31, 2000.  The growth in assets was primarily attributable to the acquisition of South Bay and internal growth.  The growth in liabilities discussed above includes a 129.8% or $174.6 million increase in deposits, a $26.9 million decrease in other borrowings and Fed funds purchased and the issuance of $15.0 million of trust preferred securities.

Interest and Fee Income

                During the fourth quarter of 2001, total interest income decreased 19.8% to $3.3 million from $4.1 million during the fourth quarter of 2000.  The decrease is largely due to the Federal Reserve’s action of reducing interest rates by 425 basis points during the year.

                For the year ended December 31, 2001 total interest income decreased 4.6%  to $13.8 million from $14.5 million for the year ended December 31, 2000.  Other operating income increased 42.1% to $1.2 million from $868,000, primarily due to increased deposit related fees and the sale of securities

                The net interest margin decreased to 5.34% during the fourth quarter of 2001, down from 5.64% during the fourth quarter of 2000.

Operating Expenses

                Other operating expenses increased by 10.1% or $791,000 during the year ended December 31, 2001.  The increase was primarily the result of costs related to increased staff, opening the Encino branch during the first quarter of 2001 and higher legal expenses.  In addition, the Company incurred interest expense of $722,000 on the trust preferred securities issued in July 2001.

Credit Quality

                Total non-performing assets increased to $8.4 million at December 31, 2001, including loans over 90 days and still accruing interest.  The increase was primarily related to loans at South Bay.  During the year ended December 31, 2001, the Company’s  loan charge-offs were $491,000, while recoveries were $273,000, resulting in net charge-offs of $218,000 for the full year.

                The allowance for loan and lease losses (“ALLL”) was increased at Mercantile by $450,000 during the third quarter.  The Company’s ALLL increased to $6.5 million or 2.50% of total loans at December 31, 2001 from $2.6 million or 2.36% of total loans at December 31, 2000.

                This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000.

                National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Encino, Century City, El Segundo and Torrance, California.  The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

#####

National Mercantile Bancorp

December 31, 2001 — FINANCIAL SUMMARY

	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001	December 31, 2000	December 31, 1999
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	($ in 000’s, except share data)
SELECTED FINANCIAL CONDITION DATA:
Cash and Due from Banks	$12,688	$10,525	$11,959	$9,316	$7,897	$5,789
Federal Funds Sold and Securities Purchased under Agreements to Resell	39,405	43,950	34,000	28,900	19,700	4,450
Investment Securities-AFS, at Fair Value	41,627	42,615	49,231	60,348	64,417	69,489
Loans
Commercial	222,882	97,611	100,592	101,361	104,960	71,581
Real Estate Construction and Land	30,811	3,500	2,931	2,344	1,890	6
Consumer and Others	8,795	3,588	3,327	3,636	3,729	2,496
Deferred Loan Fees, Net	(520)	(188)	(180)	(232)	(331)	(240)
Total	261,968	104,511	106,670	107,109	110,248	73,843
Allowance for Credit Losses	(6,541)	(2,901)	(2,363)	(2,452)	(2,597)	(1,896)
Net Loans	255,427	101,610	104,307	104,657	107,651	71,947
Intangible Assets	5,616	—	—	—	—	—
Other Assets	19,602	5,337	4,974	5,206	5,178	4,478
Total Assets	$374,365	$204,037	$204,471	$208,427	$204,843	$156,153
Deposits
Demand, Non-interest Bearing	$114,645	$63,794	$60,092	$61,545	$59,935	$53,827
NOW	23,425	11,241	9,280	7,644	9,004	8,669
MMDA	40,033	39,736	39,400	34,038	32,351	25,376
Savings	31,184	1,483	1,263	1,344	1,144	3,079
Time Certificates > $100	62,085	27,824	33,092	33,144	25,865	19,488
Time Certificates < $100	37,768	4,177	3,387	6,266	6,248	6,545
Total Deposits	309,140	148,255	146,514	143,981	134,547	116,984
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	20,596	16,000	34,000	41,000	47,500	26,200
Other Liabilities	3,963	1,947	1,628	1,561	2,093	1,382
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	14,513	15,000	—	—	—	—
Minority Interest in Preferred Stock of South Bay Bank	676	—	—	—	—	—
Shareholders’ Equity	25,421	22,448	22,634	21,905	21,239	14,062
Accumulated Other Comprehensive Gain (Loss)	56	387	(305)	(20)	(536)	(2,475)
Total Liabilities and Stockholders’ Equity	$374,365	$204,037	$204,471	$208,427	$204,843	$156,153
Average Quarterly Assets	$204,308	$202,510	$190,372	$195,666	$196,512	$154,671
Regulatory Capital-Tier I	$19,562	$29,930	$22,634	$21,905	$21,239	$14,062
Non-Performing Assets
Non-Accrual Loans	$7,807	$2,178	$449	$477	$683	$932
Loans 90 Days P/D & Accruing	642	—	147	—	—	—
OREO and Other Non-perfoming Assets	—	—	—	—	—	532
Total Non-Performing Assets	$8,449	$2,178	$596	$477	$683	$1,464
SELECTED STATEMENT OF FINANCIAL CONDITION RATIOS
Loans to Deposits Ratio	84.74%	70.49%	72.81%	74.39%	81.94%	63.12%
Ratio of Allowance for Loan Losses to:
Total Loans	2.50%	2.78%	2.22%	2.29%	2.36%	2.57%
Total Non-Performing Assets	77.42%	133.20%	396.48%	514.05%	380.23%	129.51%
Earning Assets to Total Assets	92.30%	94.81%	94.21%	95.54%	96.22%	94.64%
Earning Assets to Interest-Bearing Liabilities	160.65%	192.56%	159.97%	161.32%	161.41%	165.38%
Capital Ratios Holding Company:
Total Risk-Based Capital	11.53%	31.92%	19.23%	18.93%	18.26%	17.47%
Tier 1 Risk-Based Capital	6.85%	24.50%	17.97%	17.67%	17.00%	16.21%
Tier 1 Leverage	5.55%	14.79%	11.88%	11.19%	10.73%	8.98%
Risk Weighted Assets	$285,500	$122,154	$125,960	$123,951	$124,958	$86,751
Book Value per Share (1) (2)	$6.82	$7.06	$6.92	$6.83	$6.52	$4.68
Total Shares Outstanding (2)	3,124,627	3,123,665	3,121,815	3,101,442	3,088,275	2,477,195

(1) Includes the effect of dilutive options and warrants.

(2) Includes assumed conversion of currently convertible Series A preferred stock into common stock

National Mercantile Bancorp

December 31, 2001 — FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

	Fourth Quarter 2001	Third Quarter 2001	Second Quarter 2001	First Quarter 2001	Fourth Quarter 2000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	($ in 000’s, except share data)
QUARTERLY DATA:
Interest Income	$3,299	$3,256	$3,404	$3,832	$4,116
Interest Expense	731	811	1,031	1,303	1,451
Net Interest Income before Provision for Credit Losses	2,568	2,445	2,373	2,529	2,665

Provision for Credit Losses	67	450	—	—	—
Net Interest Income after Provision for Credit Losses	2,501	1,995	2,373	2,529	2,665

Net gain on Sale of Securities Available-for-Sale	136	92	96	50	—
Gain on Sale of OREO and Fixed Assets	20	—	—	—	—
Other Operating Income	263	187	230	159	183
Other Operating Expense	2,380	2,100	2,059	2,122	2,051
Net Income before Provision for Income Taxes	540	174	640	616	797

Minority interest of the Company’s junior subordinated deferrable interest debentures	393	329	—	—	—

Provision for Income Taxes	3	42	34	13	22
Net Income (loss)	$144	$(197)	$606	$603	$775

Basic Earnings Per Share	$0.09	$(0.12)	$0.38	$0.38	$0.50
Diluted Earnings Per Share	$0.04	$(0.12)	$0.19	$0.19	$0.24
Weighted Avg Common Shares O/S (3)	1,622,974	1,621,751	1,613,383	1,574,440	1,545,276
Return on Quarterly Average Assets	0.29%	-0.39%	1.28%	1.25%	1.57%
Return on Quarterly Average Equity	2.46%	-3.37%	10.94%	11.32%	15.79%
Net Interest Margin — Avg Earning Assets	5.34%	5.10%	5.31%	5.54%	5.64%
Operating Expense Ratio	4.72%	4.12%	4.34%	4.40%	4.15%
Efficiency Ratio	79.68%	77.09%	76.29%	77.50%	72.02%

Quarterly operating ratios are annualized.

FOR THE TWELVE MONTHS ENDED DECEMBER 31:

	2001	2000	Adjusted 2000 (1)
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$13,791	$14,460	$14,460
Interest Expense	3,876	5,023	5,023
Net Interest Income before Provision for Loan Losses	9,915	9,437	9,437

Provision for Credit Losses	517	(576)	——
Net Interest Income after Provision for Credit Losses	9,398	10,013	9,437

Net Gain on Sale of Securities Available-for-Sale	374	18	18
Gain on Sale of OREO and Fixed Assets	20	69	69
Other Operating Income	839	781	781
Other Operating Expense	8,661	7,870	7,870
Net Income before Provision for Income Taxes	1,970	3,011	2,435

Minority interest of the Company’s junior subordinated deferrable interest debentures	722	——	——

Provision for Income Taxes	92	67	67
Net Income	$1,156	$2,944	$2,368

Basic Earnings Per Share	$0.72	$2.77	$2.23
Diluted Earnings Per Share (2)	$0.28	$1.08	$0.87
Weighted Avg Common Shares O/S (3) (4)	1,608,307	1,061,133	1,061,133
Return on Average Assets	0.59%	1.64%	1.32%
Return on Average Equity	5.13%	20.49%	16.48%
Net Interest Margin — Avg Earning Assets	5.32%	5.48%	5.48%
Operating Expense Ratio	4.20%	4.38%	4.38%
Efficiency Ratio	77.69%	76.37%	76.37%

(1)  Adjusted for $576 thousand reverse provision for credit losses.

(2)  The weighted average number of common shares and common share equivalents outstanding used in computing diluted earnings per share for the twelve months ended December 31, 2001 and 2000 was 4,099,898 and 2,719,949, respectively.

(3)  Shares used to compute Basic Earnings per share.

(4)  Increase from previous periods is due to issuance of common stock and conversion of preferred stock into common stock.